Exhibit 99.1

MicroVision Secures $5 Million Equity Investment from Private Investors

REDMOND, Wash.--(BUSINESS WIRE)--May 10, 2012--MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display technology, today announced that private investors have agreed to invest approximately $5 million in the company. The deal is expected to be completed by May 29, 2012.

Under the terms of the agreement, the investors have agreed to purchase 3,346,048 shares of the company’s common stock at a price of $1.494 per share and warrants to purchase a total of 1 million shares of the company’s common stock at an exercise price of $2.12 per share, exercisable until three years from issuance. MicroVision would receive aggregate consideration of approximately $5 million upon closing of the investment.

The lead investor is Shmuel Farhi, a Canadian-based real estate developer and the sole owner of Farhi Holdings Corporation, which currently owns and manages over 4 million square feet of office, retail, and residential space in Canada valued at more than $500 million. Mr. Farhi is also majority owner of a new professional hockey team in California, the San Francisco Bulls.

“We are impressed with MicroVision’s highly regarded intellectual property portfolio, its licensing and ingredient brand business model, and its strong management team,” Mr. Farhi said. “We believe the company is well positioned to take advantage of the large, emerging pico projection market because of its patented PicoP display technology and the availability of direct green lasers.”

MicroVision would be required to register the shares of its common stock sold as part of this transaction and the shares of its common stock issuable upon exercise of the warrants for resale under the Securities Act of 1933, as amended.

About MicroVision

MicroVision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for consumer devices, vehicle displays and wearable displays. The company’s PicoP projection display technology uses highly efficient laser light sources which can create vivid images with high contrast and brightness.

MicroVision is an independently recognized leader in the development of intellectual property. MicroVision has been recognized by IEEE as a top 20 IP portfolio among all global electronics companies, and the top U.S. Company in the rankings. MicroVision’s intellectual property portfolio has also been recognized by the Patent Board, in association with the Wall Street Journal, as a top 50 IP portfolio among all global industrial companies. The Patent Board has developed more than 50 indicators that track global patent activity relating to companies’ innovation, technology, and science strengths. MicroVision’s intellectual property portfolio is further recognized by having been added to the Ocean Tomo 300 Patent Index. The Index is priced and published by the NYSE Euronext (NYSE:OTPAT). The index is objectively based on the value of intellectual property compared to competitors.

For more information, visit us on:

Website: www.microvision.com
Blog: www.microvision.com/displayground
Twitter: www.twitter.com/microvision
Facebook: www.facebook.com/MicrovisionInc
YouTube: www.youtube.com/mvisvideo

Forward-Looking Statements

Certain statements contained in this release, including those relating to the closing of the equity financing, future products and product applications, availability of direct green lasers, and those using words such as “will,” “believe,” and “expect,” “designed to” and “would” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the forward-looking statements include the following: the company may fail to satisfy the conditions to closing in the purchase agreement related to the planned equity financing, the investors in the planned financing may not perform their obligations to purchase the shares and warrants, our ability to raise additional capital when needed; our customers’ failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company’s SEC reports, including the company’s Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

CONTACT:
MicroVision, Inc.
Tiffany Bradford, 425-882-6629 (investors)
or
Edelman
Callie Snyder, 503-471-6816 (media/PR)